Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Berliner Communications, Inc.
Elmwood Park, New Jersey
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-43032) of Berliner Communications, Inc. of our report dated September 13, 2006, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K.

/s/ BDO Seidman LLP Valhalla, New York
September 28, 2006